Exhibit 99.1

El Pollo Loco Holdings, Inc. Announces

Third Quarter 2021 Financial Results

COSTA MESA, CA – November 4, 2021 – El Pollo Loco Holdings, Inc. (Nasdaq: LOCO) today announced financial results for the 13-week period ended September 29, 2021

Highlights for the third quarter ended September 29, 2021 compared to the third quarter ended September 23, 2020 were as follows:

●	Total revenue was $115.7 million compared to $111.0 million.
●	System-wide comparable restaurant sales(1) increased 9.3%.
●	Income from operations was $14.2 million compared to $12.2 million.
●	Restaurant contribution(1) was $20.4 million, or 20.4% of company-operated restaurant revenue, compared to $21.8 million, or 22.4% of company-operated restaurant revenue.
●	Net income was $10.2 million, or $0.28 per diluted share, compared to net income of $9.9 million, or $0.28 per diluted share.
●	Pro forma net income(1) was $10.0 million, or $0.27 per diluted share, compared to $9.9 million, or $0.28 per diluted share.
●	Adjusted EBITDA(1) was $18.9 million, compared to $19.3 million.
●	During the third quarter, under the CARES Act, the Company recognized a $3.2 million employee retention credit.

(1)	System-wide comparable restaurant sales, restaurant contribution, pro forma net income and adjusted EBITDA are not presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are defined below under “Key Financial Definitions.” A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Larry Roberts, Interim Chief Executive Officer and Chief Financial Officer of El Pollo Loco Holdings, Inc., stated, “We are pleased to see that our strong sales continued during the third quarter as we posted a 9.3% growth in system-wide comparable restaurant sales, or 11.9% growth on a two-year basis. The year over year system sales results were driven by a 5.9% increase in transactions, further demonstrating the strength of the brand. As we look to the future, we could not be more excited about our brand positioning today and the growth opportunity we have ahead of us. Moreover, our focus on the acceleration agenda will continue to build momentum in our core business for rapid and successful growth over the next three years. In the near term, as with many in the restaurant industry, we continue to work through supply chain challenges and are particularly focused on ensuring that our restaurants are fully staffed so that they can continue to provide the service levels our customers expect from El Pollo Loco.”

Third Quarter 2021 Financial Results

Company-operated restaurant revenue in the third quarter of 2021 increased to $100.0 million, compared to $97.3 million in the third quarter of 2020, primarily due to a 4.8% increase in company-operated comparable restaurant sales. The company-operated comparable restaurant sales increase consisted of an approximately 3.5% increase in average check size and a 1.2% increase in transactions. In addition, company-operated restaurant revenue was favorably impacted by $0.9 million of additional sales from restaurants opened during or after the third quarter of the prior year and a $0.4 million increase in revenue from restaurants that were temporarily closed due to the COVID-19 pandemic during the third quarter of the prior year. This restaurant sales increase was partially offset by a $2.6 million decrease in revenue from the eight company-operated restaurants sold by the Company to an existing franchisee during the quarter and a $0.4 million decrease in revenue recognized for our loyalty points program.

Franchise revenue in the third quarter of 2021 increased 14.6% to $8.9 million, compared to $7.8 million in the third quarter of 2020. This increase was primarily due to a 12.6% increase in franchise comparable restaurant sales, the opening of one new franchise restaurant during or subsequent to the third quarter of 2020 and revenue generated from eight company-operated restaurants sold by the Company to an existing franchisee during the quarter. The increase in franchise revenue was partially offset by the closure of two franchise locations during or subsequent to the third quarter of 2020.

Income from operations in the third quarter of 2021 was $14.2 million, compared to $12.2 million in the third quarter of 2020. Restaurant contribution was $20.4 million, or 20.4% of company-operated restaurant revenue, compared to $21.8 million, or 22.4% of company-operated restaurant revenue in the third quarter of 2020. The decrease in restaurant contribution was largely due to the impact of wage increases and higher operating costs, partially offset by higher company-operated restaurant revenue and a $3.2 million employee retention credit, which was recorded as an offset to the corresponding payroll tax expense and was classified as part of labor and related expenses on the condensed consolidated statements of income during the thirteen weeks ended September 29, 2021. Restaurant contribution is a non-GAAP measure defined below under "Key Financial Definitions."

General and administrative expenses in the third quarter of 2021 were $9.4 million, compared to $9.8 million in the third quarter of 2020. The decrease of $0.4 million for the quarter was due primarily to a $1.3 million decrease in labor related costs, primarily related to a decrease in estimated management bonus expense. This general and administrative expenses decrease was partially offset by a $0.6 million increase in recruiting and other outside services fees and a $0.3 million increase in legal and professional expenses.

Net income for the third quarter of 2021 was $10.2 million, or $0.28 per diluted share, compared to net income of $9.9 million, or $0.28 per diluted share, in the third quarter of 2020. Pro forma net income was $10.0 million, or $0.27 per diluted share, during the third quarter of 2021, compared to $9.9 million, or $0.28 per diluted share, during the third quarter of 2020.

During the third quarter, the Company maintained its debt balance at $40.0 million and had $24.7 million in cash and cash equivalents.

Subsequent Events

CEO Resignation and Appointment of Interim-CEO:

On October 11, 2021, Bernard Acoca, the Company’s Chief Executive Officer and President, resigned from his position as Chief Executive Officer and President and as a member of the Board of Directors of the Company (the “Board”), effective October 15, 2021. In connection with Mr. Acoca’s resignation, the Board appointed Laurance Roberts as interim Chief Executive Officer of the Company (“Interim CEO”), effective October 15, 2021. Mr. Roberts currently also serves as Chief Financial Officer of the Company and will continue in that role during his tenure as Interim CEO.

2021 Outlook

Due to the uncertainty surrounding the COVID-19 pandemic, the company is not yet providing a financial outlook for the year ending December 29, 2021. However, the company is updating the following expectations for 2021:

●	Accelerating commodity and labor costs will further pressure margins in the fourth quarter of 2021 relative to the third quarter of 2021.
●	Due to permitting and equipment delivery delays, we are lowering our 2021 development expectations to two to three company-owned and one to three franchise new restaurant openings versus our previous guidance of three to five new company-owned restaurants and four to six new franchised restaurants.
●	Pro forma income tax rate of 26.5%.

Key Financial Definitions

System-wide sales are neither required by, nor presented in accordance with, GAAP. System-wide sales are the sum of company-operated restaurant revenue and sales from franchised restaurants. The Company’s total revenue in the consolidated statements of operations is limited to company-operated restaurant revenue and franchise revenue from the Company’s franchisees. Accordingly, system-wide sales should not be considered in isolation or as a substitute for our results as reported under GAAP. Management believes that system-wide sales are an important figure for investors because they are widely used in the restaurant industry, including by our management, to evaluate brand scale and market penetration.

Comparable restaurant sales reflect the change in year-over-year sales for the comparable company, franchised and total system restaurant base. The comparable restaurant base is defined to include those restaurants open for 15 months or longer and excludes restaurants that were closed during the applicable period. At September 29, 2021, there were 189 restaurants in our comparable company-operated restaurant base and 462 restaurants in our comparable system restaurant base.

Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution is defined as company-operated restaurant revenue less company restaurant expenses, which are food and paper costs, labor and related expenses, and occupancy and other operating expenses. Restaurant contribution excludes certain costs, such as general and administrative expenses, depreciation and amortization, asset impairment and closed-store reserves, loss on sale of restaurants, recovery of securities lawsuits related legal expenses and other costs that are considered normal operating costs. Accordingly, restaurant contribution is not indicative of overall Company results and does not accrue directly to the benefit of shareholders because of the exclusion of certain corporate-level expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of net company-operated restaurant revenue. See also “Non-GAAP Financial Measures.”

EBITDA and adjusted EBITDA are neither required by, nor presented in accordance with, GAAP. EBITDA represents net income before interest expense, provision for income taxes, depreciation, and amortization, and adjusted EBITDA represents EBITDA before items that we do not consider representative of our underlying operating performance, as identified in the GAAP reconciliation in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Pro forma net income is neither required by, nor presented in accordance with, GAAP. Pro forma net income represents net income adjusted for (i) costs (or gains) related to loss (or gains) on disposal of assets or assets held for sale and asset impairment and closed store costs reserves, (ii) amortization expense and other estimate adjustments (whether expense or income) incurred on the Tax Receivable Agreement (“TRA”) completed at the time of our IPO, (iii) legal costs associated with securities class action litigation, (iv) extraordinary legal settlement costs, (v) insurance proceeds received related to securities class action legal expenses and (vi) provision for income taxes at a normalized tax rate of 26.5% for the thirteen and thirty-nine weeks ended September 29, 2021 and September 23, 2020, which reflects our estimated long-term effective tax rate, including both federal and state income taxes (excluding the impact of the income tax receivable agreement and valuation allowance) and applied after giving effect to the foregoing adjustments. See the GAAP reconciliation in the accompanying financial data and “Non-GAAP Financial Measures.”

Conference Call

The Company will host a conference call to discuss financial results for the third quarter of 2021 today at 4:30 PM Eastern Time. Larry Roberts, Interim Chief Executive Officer and Chief Financial Officer will host the call.

The conference call can be accessed live over the phone by dialing 201-493-6780.  A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 13723837. The replay will be available until Thursday, November 18, 2021. The conference call will also be webcast live from the Company’s corporate website at investor.elpolloloco.com under the “Events & Presentations” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

About El Pollo Loco

El Pollo Loco (Nasdaq:LOCO) is the nation’s leading fire-grilled chicken restaurant chain renowned for its masterfully citrus-marinated, fire-grilled chicken and handcrafted entrees using fresh ingredients inspired by Mexican recipes. With more than 475 company-owned and franchised restaurants in Arizona, California, Nevada, Texas, Utah, and Louisiana, El Pollo Loco is expanding its presence in key markets through a combination of company and existing and new franchisee development. Visit us on our website at ElPolloLoco.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our ability to improve growth and profitability as businesses reopen and economic activity resumes from the impacts of COVID-19, as well as our ongoing business intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, sales levels, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties that could cause outcomes to differ materially from our expectations. These factors include, but are not limited to: the impact of the COVID-19 pandemic on our company, our employees, our customers, our partners, our industry and the economy as a whole, as well as our franchisees’ ability to maintain operations in their individual restaurants; our ability to open new restaurants in existing and new markets and to expand our franchise system, including difficulty in finding sites and in negotiating acceptable leases; our ability to compete successfully with other quick-service and fast casual restaurants; vulnerability to changes in consumer preferences and economic conditions; political and social factors, including regarding trade, immigration and customer preferences; vulnerability to conditions in the greater Los Angeles area; vulnerability to natural disasters given the geographic concentration and real estate intensive nature of our business; changes to food and supply costs, especially for chicken; social media and negative publicity, whether or not valid, and our ability to respond to an effectively manage the accelerated impact of social media; our ability to continue to expand our digital business, delivery orders and catering; and other risks set forth in our filings with the Securities and Exchange Commission from time to time, including under Item 1A, Risk Factors in our annual report on Form 10-K for the year ended December 30, 2020, which filings are available online at www.sec.gov.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the ways that we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures which include supplemental measures of operating performance of our restaurants. Our calculations of supplemental measures and other non-GAAP financial measures indicated above may not be comparable to those reported by other companies. These measures have limitations as analytical tools, and are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons and to evaluate our restaurants’ financial performance against our competitors’ performance. We believe that they provide useful information about operating results, enhance understanding of past performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. These non-GAAP financial measures may also assist investors in evaluating our business and performance relative to industry peers and provide greater transparency with respect to the Company’s financial condition and results of operation.

Investor Contact:

Fitzhugh Taylor, ICR

fitzhugh.taylor@icrinc.com

714-599-5200

Media Contact:

Hanna Gray, Edible

hannah.gray@edible-inc.com

323-202-1477

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share data)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 29, 2021		September 23, 2020		September 29, 2021		September 23, 2020
	$	%	$	%	$	%	$	%
Revenue:
Company-operated restaurant revenue	$99,986	86.4	$97,276	87.7	$301,117	87.2	$277,617	87.9
Franchise revenue	8,918	7.7	7,781	7.0	24,919	7.2	21,562	6.8
Franchise advertising fee revenue	6,796	5.9	5,922	5.3	19,370	5.6	16,567	5.3
Total revenue	115,700	100.0	110,979	100.0	345,406	100.0	315,746	100.0
Costs of operations:
Food and paper cost (1)	26,698	26.7	24,922	25.6	78,971	26.2	73,357	26.4
Labor and related expenses (1)	27,802	27.8	28,756	29.6	90,060	29.9	83,208	30.0
Occupancy and other operating expenses (1)	25,108	25.1	23,836	24.5	74,288	24.7	67,867	24.4
Gain on recovery of insurance proceeds, lost profits (1)	—	—	(2,000)	(2.1)	—	—	(2,000)	(0.7)
Company restaurant expenses (1)	79,608	79.6	75,514	77.6	243,319	80.8	222,432	80.1
General and administrative expenses	9,357	8.1	9,803	8.8	30,354	8.8	29,599	9.4
Franchise expenses	8,545	7.4	7,572	6.8	24,457	7.1	21,110	6.7
Depreciation and amortization	3,685	3.2	4,092	3.7	11,540	3.3	12,629	4.0
Loss on disposal of assets	83	0.1	29	0.0	194	0.1	156	0.0
Recovery of securities lawsuits related legal expenses and other insurance claims	—	—	—	—	—	—	(123)	(0.0)
Loss on disposition of restaurants	10	0.0	—	—	1,534	0.4	—	—
Impairment and closed-store reserves	167	0.1	1,776	1.6	1,091	0.3	4,615	1.5
Total expenses	101,455	87.7	98,786	89.0	312,489	90.5	290,418	92.0

Income from operations	14,245	12.3	12,193	11.0	32,917	9.5	25,328	8.0
Interest expense, net of interest income	449	0.4	770	0.7	1,399	0.4	2,583	0.8
Income tax receivable agreement (income) expense	(19)	(0.0)	(144)	(0.1)	(69)	(0.0)	26	0.0
Income before provision for income taxes	13,815	11.9	11,567	10.4	31,587	9.1	22,719	7.2
Provision for income taxes	3,654	3.2	1,647	1.5	8,644	2.5	3,700	1.2
Net income	$10,161	8.7	$9,920	8.9	$22,943	6.6	$19,019	6.0
Net income per share:
Basic	$0.28		$0.28		$0.64		$0.54
Diluted	$0.28		$0.28		$0.63		$0.53
Weighted average shares used in computing net income per share:
Basic	36,067,754		35,471,452		35,930,246		34,989,007
Diluted	36,525,424		36,064,559		36,457,110		35,609,320

(1)	Percentages for line items relating to cost of operations and company restaurant expenses are calculated with company-operated restaurant revenue as the denominator. All other percentages use total revenue.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED SELECTED BALANCE SHEETS AND SELECTED OPERATING DATA

(dollar amounts in thousands)

	As of
	September 29, 2021	December 30, 2020
Selected Balance Sheet Data:
Cash and cash equivalents	$24,669	$13,219
Total assets	604,285	605,221
Total debt	40,000	62,800
Total liabilities	300,367	327,643
Total stockholders’ equity	303,918	277,578

	Thirty-Nine Weeks Ended
	September 29, 2021	September 23, 2020
Selected Operating Data:
Company-operated restaurants at end of period	190	196
Franchised restaurants at end of period	290	282
Company-operated:
Comparable restaurant sales growth (decline)	8.1%	(3.0)%
Restaurants in the comparable base	189	191

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF SYSTEM-WIDE SALES TO COMPANY-OPERATED RESTAURANT REVENUE AND TOTAL REVENUE

(in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 29, 2021	September 23, 2020	September 29, 2021	September 23, 2020
Company-operated restaurant revenue	$99,986	$97,276	$301,117	$277,617
Franchise revenue	8,918	7,781	24,919	21,562
Franchise advertising fee revenue	6,796	5,922	19,370	16,567
Total Revenue	115,700	110,979	345,406	315,746
Franchise revenue	(8,918)	(7,781)	(24,919)	(21,562)
Franchise advertising fee revenue	(6,796)	(5,922)	(19,370)	(16,567)
Sales from franchised restaurants	151,657	132,334	432,752	370,454
System-wide sales	$251,643	$229,610	$733,869	$648,071

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 29, 2021	September 23, 2020	September 29, 2021	September 23, 2020
Adjusted EBITDA:
Net income, as reported	$10,161	$9,920	$22,943	$19,019
Provision for income taxes	3,654	1,647	8,644	3,700
Interest expense, net	449	770	1,399	2,583
Depreciation and amortization	3,685	4,092	11,540	12,629
EBITDA	$17,949	$16,429	$44,526	$37,931
Stock-based compensation expense (a)	1,042	909	2,936	2,170
Loss on disposal of assets (b)	83	29	194	156
Loss on disposition of restaurants (c)	10	—	1,534	—
Recovery of securities lawsuits related legal expense and other insurance claims (d)	—	—	—	(123)
Impairment and closed-store reserves (e)	167	1,776	1,091	4,615
Income tax receivable agreement (income) expense (f)	(19)	(144)	(69)	26
Securities class action legal expense (g)	(415)	289	256	527
Legal settlements (h)	—	—	—	2,566
Pre-opening costs (i)	36	—	220	110
Adjusted EBITDA	$18,853	$19,288	$50,688	$47,978

(a)	Includes non-cash, stock-based compensation.
(b)	Loss on disposal of assets includes the loss on disposal of assets related to retirements and replacement or write-off of leasehold improvements or equipment.
(c)	During the thirteen and thirty-nine weeks ended September 29, 2021, we completed the sale of our eight restaurants within Sacramento area to an existing franchisee. This sale resulted in cash proceeds of $4.6 million and a net loss on sale of restaurants of less than $0.1 million and $1.5 million for the thirteen and thirty-nine weeks ended September 29, 2021, respectively.
(d)	During the thirteen and thirty-nine weeks ended September 23, 2020, we received insurance proceeds of $0.1 million related to a property claim.
(e)	Includes costs related to impairment of long-lived and ROU assets and closing restaurants. During the thirteen and thirty-nine weeks ended September 29, 2021, we recorded non-cash impairment charges of $0.1 million and $0.7 million, respectively, primarily related to the carrying value of the ROU assets of one restaurant in Texas closed in 2019, the ROU assets of one restaurant in California, and the long-lived assets of three restaurants in California.

During the thirteen and thirty-nine weeks ended September 23, 2020, we recorded non-cash impairment charges of $1.5 million and $3.5 million, respectively, primarily related to the carrying value of the ROU assets of one restaurant in Texas and the long-lived assets of four restaurants in California.

During the thirteen and thirty-nine weeks ended September 29, 2021, we recognized $0.1 million and $0.4 million, respectively, of closed-store reserve expense related to the amortization of ROU assets, property taxes and CAM payments for our closed locations. During the thirteen and thirty-nine weeks ended September 23, 2020, we recognized $0.3 million and $1.1 million, respectively, of closed-store reserve expense, primarily related to the amortization of ROU assets, property taxes and CAM payments for our closed locations.

(f)	On July 30, 2014, we entered into the TRA. This agreement calls for us to pay to our pre-IPO stockholders 85% of the savings in cash that we realize in our taxes as a result of utilizing our net operating losses and other tax attributes attributable to preceding periods. For the thirteen and thirty-nine weeks ended September 29, 2021 and September 23, 2020, income tax receivable agreement expense (income) consisted of the amortization of interest expense and changes in estimates for actual tax returns filed, related to our total expected TRA payments.
(g)	Consists of costs related to the defense of securities lawsuits. During the thirteen and thirty-nine weeks ended September 29, 2021, we received $0.5 million in insurance proceeds, net of legal expenses, related to the derivative complaint.
(h)	Includes amounts incurred related to the payment of the final settlement amounts for multiple wage and hour class action suits.
(i)	Pre-opening costs are a component of general and administrative expenses, and consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including management labor costs, staff labor costs during training, food and supplies used during training, marketing costs, and other related pre-opening costs. These are generally incurred over the three to five months prior to opening. Pre-opening costs also include occupancy costs incurred between the date of possession and the opening date for a restaurant.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO PRO FORMA NET INCOME

(dollar amounts in thousands, except share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 29, 2021	September 23, 2020	September 29, 2021	September 23, 2020
Pro forma net income:
Net income, as reported	$10,161	$9,920	$22,943	$19,019
Provision for taxes, as reported	3,654	1,647	8,644	3,700
Income tax receivable agreement expense (income)	(19)	(144)	(69)	26
Loss on disposal of assets	83	29	194	156
Loss on disposition of restaurants	10	—	1,534	—
Recovery of securities lawsuits related legal expense and other insurance claims	—	—	—	(123)
Impairment and closed-store reserves	167	1,776	1,091	4,615
Securities lawsuits related legal expenses	(415)	289	256	527
Legal settlements	—	—	—	2,566
Provision for income taxes	(3,615)	(3,582)	(9,167)	(8,079)
Pro forma net income	$10,026	$9,935	$25,426	$22,407
Pro forma weighted-average share and per share data:
Pro forma net income per share
Basic	$0.28	$0.28	$0.71	$0.64
Diluted	$0.27	$0.28	$0.70	$0.63
Weighted-average shares used in computing pro forma net income per share
Basic	36,067,754	35,471,452	35,930,246	34,989,007
Diluted	36,525,424	36,064,559	36,457,110	35,609,320

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF INCOME FROM OPERATIONS TO RESTAURANT CONTRIBUTION

(dollar amounts in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 29, 2021	September 23, 2020	September 29, 2021	September 23, 2020
Restaurant contribution:
Income from operations	$14,245	$12,193	$32,917	$25,328
Add (less):
General and administrative expenses	9,357	9,803	30,354	29,599
Franchise expenses	8,545	7,572	24,457	21,110
Depreciation and amortization	3,685	4,092	11,540	12,629
Loss on disposal of assets	83	29	194	156
Loss on disposition of restaurants	10	—	1,534	—
Franchise revenue	(8,918)	(7,781)	(24,919)	(21,562)
Franchise advertising fee revenue	(6,796)	(5,922)	(19,370)	(16,567)
Recovery of securities lawsuits related legal expenses and other insurance claims	—	—	—	(123)
Impairment and closed-store reserves	167	1,776	1,091	4,615
Restaurant contribution	$20,378	$21,762	$57,798	$55,185

Company-operated restaurant revenue:
Total revenue	$115,700	$110,979	$345,406	$315,746
Less:
Franchise revenue	(8,918)	(7,781)	(24,919)	(21,562)
Franchise advertising fee revenue	(6,796)	(5,922)	(19,370)	(16,567)
Company-operated restaurant revenue	$99,986	$97,276	$301,117	$277,617

Restaurant contribution margin (%)	20.4%	22.4%	19.2%	19.9%